                                                                                                                                    Exhibit 99

                                                            [LOGO OF BETHELHEM STEEL]

                                                                              Bethlehem Steel Corporation
                                                                              Corporate Communications Division
                                                                              Public Affairs Department
                                                                              1170 Eighth Avenue
                                                                              Bethlehem, PA 18016-7699
                                                                              (610) 694-3711 - Phone
                                                                              (610) 694-1509 -Fax
                                                                              Internet Homepage Address
                                                                              http://www.bethsteel.com

Bethlehem Steel Corporation Makes Progress on Asset Sales and its Planned New Credit Facility

          Bethlehem, Pa., October 1, 2001 - In response to inquiries about Bethlehem Steel's previously announced intentions to complete certain asset sales and a new credit facility in the third quarter 2001, Bethlehem said today that it has made progress in both areas.

          With respect to the planned asset sales, Bethlehem announced today that it has sold the South Buffalo Railway, a Bethlehem subsidiary railroad to Genesee & Wyoming, Inc. for $33.5 million in cash and $3.3 million in assumed liabilities. This sale, along with the completion of the sale of Bethlehem's 5% interest in Mineracoes Brasileiras Reunidas (MBR) announced last week, a transaction valued at about $25 million, is an important component of rebuilding Bethlehem's financial flexibility in the near-term.

          South Buffalo is a switching and terminal railroad located in Lackawanna, N.Y. It provides rail service to Bethlehem Steel's Galvanized Products Division, Ford Motor Company, Republic Technologies and others. South Buffalo interchanges with the Norfolk Southern, CSX, Canadian National, Canadian Pacific, and Buffalo & Pittsburgh railroads. Currently, it employs about 80 people. South Buffalo is one of nine shortline railroads owned by Bethlehem Steel.

          With respect to its planned financing, Bethlehem said it has obtained essentially all of the necessary commitments for a new $750 million credit facility. It has also obtained the necessary consents to amend its 10 3/8% Senior Notes in accordance with the consent solicitation dated September 10, 2001. The consent solicitation payment is conditioned upon closing the new credit facility and Bethlehem is extending this condition until October 31, 2001. Bethlehem also said that it is continuing to pursue certain other required consents.

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For Media Contact:
Robert W. Bilheimer - (610) 694-3711
Bethlehem Steel Corporation
Public Affairs Department

Jeff Faloba - (610) 694-2206
Bethlehem Steel Corporation
Investor Relations